                                                                   EXHIBIT 99.1
                                                                   ------------


ITW                               NEWS RELEASE
--------------------------------------------------------------------------------
     FOR IMMEDIATE RELEASE




                     ITW REPORTS RECORD 1998 FOURTH QUARTER
                             AND FULL YEAR RESULTS

     GLENVIEW, IL (January 28, 1999) - Illinois Tool Works Inc.'s (ITW) net income increased 15% in the 1998 fourth quarter to $184.3 million versus $160.2 million in 1997. Diluted earnings per share of 73 cents represents a 14% increase compared with 1997. Operating revenues grew 12% to $1.51 billion from $1.35 billion in 1997 while operating income was $296.7 million, up 19% for 1997's $249.2 million.

     Full year 1998 net income was $672.8 million, 15% above 1997 net income of $587.0 million. Diluted earnings per share for the same period were $2.67, which represents an increase of 15%. Operating revenues for full year 1998 were $5.65 billion, an 8% increase over 1997 operating revenues of $5.22 billion. Operating income for the same time period was $1.08 billion, a 16% increase over 1997 full year 1998 operating income of $927.2 million.

     W. James Farrell, chairman and chief executive officer of ITW stated, "our decentralized organization has allowed us to stay focused on our customers and effectively compete in a slower growth worldwide economic environment."

     In the North American Engineered Products segment, fourth quarter 1998 revenues were up 20% compared with the fourth quarter of 1997 due to acquisitions along with revenue growth in base construction and automotive operations. Operating income increased 29% primarily as a result of acquisitions, revenue growth and cost reductions.

     Acquisitions in the International Engineered Products segments accounted for the 1998 fourth quarter revenue growth of 12% and the operating income increase of 3% compared with last year.

     For the North American Specialty Systems segment, fourth quarter 1998 revenues decreased 2% verses 1997. Revenue decreases in the base business were partially offset by the effect of acquisitions. Operating income increased 15% as a result of increased operating efficiencies and acquisitions.

     In the International Specialty Systems segment, fourth quarter revenues increased 8% in 1998 versus 1997. Acquisitions more than offset the decrease in base business revenues. Operating income decreased mainly due to nonrecurring costs in 1998.

     The Leasing & Investments segment contributed to the increase in operating income for the 1998 fourth quarter due to an additional mortgaged-related investment completed at year-end 1997 and gains on sales of certain investment assets.

     ITW is a global diversified manufacturer of highly engineered components and industrial systems. The company has 400 operations in 34 countries and approximately 29,200 employees.

Media contact:  Linda Jones (847) 657-4104
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ILLINOIS TOOL WORKS INC.
(In thousands except per share data)


                                                             THREE MONTHS ENDED               TWELVE MONTHS ENDED
                                                                DECEMBER 31                       DECEMBER 31
                                                          -------------------------          ------------------------
STATEMENT OF INCOME                                           1998           1997                1998         1997
-------------------                                         --------       -------             --------     --------
Operating Revenues                                        $1,509,225     $1,348,903           $ 5,647,889 $ 5,220,433
 Cost of revenues                                            952,536        859,630             3,626,123   3,378,794
 Selling, administrative, and R&D expenses                   244,814        228,070               890,581     870,268
 Amortization of goodwill & other intangibles                 13,364         10,169                44,593      36,842
 Amortization of retiree health care                           1,826          1,826                 7,306       7,306
                                                          ----------     ----------            ----------  ----------
Operating Income                                             296,685        249,208             1,079,286     927,223
 Interest expense                                             (5,339)        (3,468)              (14,230)    (19,383)
 Other income                                                 (1,069)         6,432                (5,472)     16,511
                                                          ----------     ----------            ----------  ----------
Income Before Income Taxes                                   290,277        252,172             1,059,584     924,351
 Income taxes                                                106,000         92,000               386,800     337,400
                                                          ----------     ----------            ----------  ----------
Net Income                                                $  184,277     $  160,172           $   672,784  $  586,951
                                                          ==========     ==========           ===========  ==========


Net Income Per Share:
 Basic                                                    $     0.74     $     0.64           $      2.69  $     2.35
                                                          ----------     ----------            ----------  ----------
 Diluted                                                  $     0.73     $     0.64           $      2.67  $     2.33
                                                          ----------     ----------            ----------  ----------


Shares outstanding during the period:
 Average                                                     250,077        249,492               249,906     249,284
 Average assuming dilution                                   252,494        252,017               252,443     251,760





                                                             DEC 31,        DEC 31,
STATEMENT OF FINANCIAL POSITION                               1998           1997
-------------------------------                              -------        -------
ASSETS
------
Cash & equivalents                                       $    93,485    $   185,856
Trade receivables                                            989,086        902,022
Inventories                                                  581,755        522,996
Deferred income taxes                                        102,607        168,697
Prepaids and other current assets                             67,540         79,071
                                                          ----------     ----------
 Total current assets                                      1,834,473      1,858,642
                                                          ----------     ----------

Plant & equipment                                          2,417,432      2,117,391
Less: accumulated depreciation                            (1,429,883)    (1,233,333)
                                                          ----------     ----------
 Net plant & equipment                                       987,549        884,058
                                                          ----------     ----------


Investments                                                1,183,493      1,170,015
Goodwill                                                   1,189,323        774,250
Deferred income taxes                                        417,361        379,738
Other assets                                                 505,963        328,053
                                                          ----------     ----------
                                                         $ 6,118,162    $ 5,394,756
                                                          ==========     ==========


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Short-term debt                                          $   406,707    $   298,278
Accounts payable and accrued expenses                        726,412        727,469
Cash dividends payable                                        37,519         29,952
Income taxes payable                                          51,371        102,181
                                                          ----------     ----------
 Total current liabilities                                 1,222,009      1,157,880
                                                          ----------     ----------

Long-term debt                                               947,008        854,328
Other liabilities                                            611,110        576,094
                                                          ----------     ----------
 Total non-current liabilities                             1,558,118      1,430,422
                                                          ----------     ----------


Common stock                                                   2,504          2,499
Additional paid-in capital                                   302,684        287,153
Income reinvested in the business                          3,130,213      2,592,416
Common stock held in treasury                                 (1,783)        (1,833)
Cumulative translation adjustment                            (95,583)       (73,781)
                                                          ----------     ----------
 Total stockholders' equity                                3,338,035      2,806,454
                                                          ----------     ----------
                                                         $ 6,118,162    $ 5,394,756
                                                          ==========     ==========